UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

________________

Date of Report (Date of earliest event reported): January 23, 2014

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2231 Rutherford Road
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 438-7400

________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We appointed Bob Cooney as our chief operating officer, effective as of January 23, 2014. Mr. Cooney will initially be employed on a part-time basis and is expected to transition to a full-time basis on April 22, 2014.

Mr. Cooney, age 49, has been the senior vice president of NSM Music, Inc. (“NSM”), a digital music provider for the bar and restaurant industry, since July 2011, and he will continue to serve in that role on a part-time basis until not later than the date when he is employed by us on a full-time basis. From June 2010 to July 2011, Mr. Cooney served as a consultant to NSM. From September 2002 to April 2010, Mr. Cooney was vice president of marketing and business development for Ecast, Inc., a digital media platform for the out-of-home entertainment industry. Prior to joining Ecast, Inc., Mr. Cooney was the founder, chief executive officer and chairman of Laser Storm, Inc., a publicly traded manufacturer of laser tag game equipment for the amusement industry.

Mr. Cooney’s employment is “at will.” His annualized based salary will be $112,500 until he transitions to full-time employment, at which time his annualized base salary will increase to $225,000. Commencing on the first anniversary of his full-time employment, Mr. Cooney’s annualized based salary will increase to $250,000.

In connection with the commencement of his employment, we granted Mr. Cooney an option to purchase 750,000 shares of our common stock, subject to the terms of our 2010 Performance Incentive Plan (the “2010 Plan”) and the applicable stock option agreement. Subject to continued service to us, on the first anniversary of his full-time employment, Mr. Cooney will be granted another option to purchase 500,000 shares of our common stock in accordance with the 2010 Plan and the applicable stock option agreement. Subject to Mr. Cooney’s continued service to us, his initial option grant will vest as to 25% of the total number of shares of common stock subject to the option on the first anniversary of full-time employment and the remaining 75% of the total number of shares will vest in 36 substantially equal monthly installments thereafter. Subject to Mr. Cooney’s continued service to us, his anniversary option grant will vest as to 25% of the total number of shares of common stock subject to the option on the first anniversary of the grant date and the remaining 75% of the total number of shares of common stock will vest in 36 substantially equal monthly installments thereafter. Each of the options will expire 10 years from the date of grant in accordance with the terms of the 2010 Plan.

Mr. Cooney will be eligible to receive incentive bonuses for the 2014 calendar year earned as follows:

•	A bonus of up to $28,125 if we achieve certain revenue goals that will be determined and approved by our board of directors.
•	A bonus of up to $28,125 if we achieve certain operational cost budgets that will be determined and approved by our board of directors.
•	A bonus of up to $45,000 if we are able to significantly improve consumer engagement. The criteria used to determine whether consumer engagement is significantly improved will be established by the nominating and corporate governance/compensation committee of our board of directors.
•	A bonus of up to $11,250 if we achieve certain cost reduction goals related to the delivery of our product and platform that will be determined and approved by the nominating and corporate governance/compensation committee of our board of directors.

Mr. Cooney will be entitled to health and life insurance and other benefits generally available to our employees. In the event Mr. Cooney’s employment with us is terminated without cause or he resigns for good reason, he will receive three months’ salary based on his then current base salary, which will be payable in substantially equal installments on a bi-weekly basis over a three-month period.

The foregoing description of Mr. Cooney’s offer letter and the incentive bonuses for which he is eligible is qualified in its entirety by reference to the full text of the offer letter and the bonus plan, which will be filed with our periodic report for the applicable period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

By:	/s/ Kendra Berger
Kendra Berger Chief Financial Officer

Date:  January 27, 2014